Exhibit 10.3

FORM OF PROPERTY MANAGEMENT AGREEMENT

FOR [                    ]

Between

[                    ], as Owner

And

Jupiter Communities, LLC, as Manager

FORM OF PROPERTY MANAGEMENT AGREEMENT

This PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of [                    ], 2011 (the “Effective Date”) by and between [                        ], a [            ] (the “Owner”), and Jupiter Communities, LLC, a Delaware limited liability company (“Manager”). Certain defined terms used in this Agreement have the meanings ascribed to such terms in Article 1 of this Agreement.

RECITALS:

WHEREAS, Owner owns that certain real property commonly known as [                        ], and as further described in Appendix A attached hereto and incorporated herein (the “Project”); and

WHEREAS, Owner desires to retain the Manager to manage, operate, lease and maintain the Project, and the Manager desires to be so retained, all under the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and adequacy being hereby expressly acknowledged, the Owner and the Manager agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings specified below:

“Affiliate” means with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Gross Revenues” means all revenues actually collected from the operation of the Project, including, without limitation, all rental and/or reimbursement income of any kind collected from all tenants in the course of the normal operations of the Project, inclusive of revenues from coin operated vending, laundry and other machines located at the Project which are retained by Owner, but excluding any payments received by the Owner (i) as an “upfront” fee relating to any laundry, vending, or similar lease (unless approved in writing by Owner); (ii) in connection with the purchase, sale or financing of the Project; (iii) sales, excise, use or similar taxes collected by Owner levied or assessed on such rental payments; (iv) refundable deposits made pursuant to tenant leases, except to the extent forfeited by a tenant; (v) litigation proceeds unless the same include past-due rent; (vi) tax refunds; (vii) hazard or liability insurance proceeds (with the exception of those insurance proceeds collected for loss of rents or business interruption, which shall be included in such calculation); and (viii) title insurance proceeds.

“Government Regulations” has the meaning set forth in Section 4.1(h) hereof.

“Lender” means any bank or other lender whose mortgage or other financing encumbers the Project at any time during the Term.

“Management Fee” has the meaning set forth in Section 5.1(a) hereof.

“Marketing Plan” has the meaning set forth in Section 3.1(a) hereof.

“Operating Account” has the meaning set forth in Section 6.1 hereof.

“Operating Budget” has the meaning set forth in Section 3.1(a) hereof.

“Owner” has the meaning set forth in the preamble to this Agreement.

“Person” means any natural person, partnership, corporation, association, trust, limited liability company or other legal entity.

“Project” has the meaning set forth in the recitals to this Agreement.

“Restrictions” has the meaning set forth in Section 4.1(s) hereof.

“State” has the meaning set forth in Section 2.3 hereof.

“Term” has the meaning set forth in Section 7.1 hereof.

ARTICLE TWO

EMPLOYMENT OF MANAGER

Section 2.1 Engagement of Manager.

Owner hereby engages Manager, as an independent contractor, to manage, operate and lease the Project and authorizes Manager to exercise such powers as may be necessary for the performance of Manager’s obligations under this Agreement. Manager accepts such engagement on the terms and conditions hereinafter set forth. Manager shall have no right or authority, express or implied, to commit or obligate Owner in any manner whatsoever except to the extent specifically provided herein.

Section 2.2 No Partnership.

Nothing in this Agreement shall be construed as creating a partnership, joint venture or any other relationship between the parties hereto except that of an independent contractor. Anything contained herein to the contrary notwithstanding, however, in performing its duties hereunder, Manager shall act in the best interests of the Owner and shall fully and faithfully discharge its duties hereunder, shall not engage in any self-dealing and shall not engage in any dealings having the appearance of impropriety.

Section 2.3 Qualification to do Business. Manager represents and warrants that it has full power and authority to enter into this Agreement and, if required by applicable law, that it is authorized to do business in the state in which the Project is located (the “State”), is properly licensed by the State to perform its duties under this Agreement and, to the extent applicable, Manager will maintain all such licenses during the term of this Agreement.

ARTICLE THREE

ANNUAL OPERATING BUDGET

Section 3.1 Preparation of Operating Budget.

(a) Submission of Budget. Manager shall cause to be prepared and submitted to Owner, not later than November 1 of each year during the term hereof (or, if this Agreement is entered into after first (1st) of November, within 45 days after the Effective Date), (i) a proposed operating budget (the “Operating Budget”) for the operation of the Project for the immediately succeeding calendar year and (ii) a marketing plan for the Project for the immediately succeeding calendar year (“Marketing Plan”), which Operating Budget and Marketing Plan shall be subject to the approval of Owner as set forth in Section 3.2 below. In addition, with respect to the year during which Manager is initially engaged, Manager shall deliver the Operating Budget and Marketing Plan for such (partial) initial year within sixty (60) days after the Effective Date.

(b) Elements of Operating Budget. The Operating Budget shall be prepared using the modified accrual basis of accounting with all income, real estate taxes, property insurance and contracted amounts such as landscaping and contract services accounted for on an accrual basis and all other matters accounted for on a cash basis. To the extent reasonably required by any Lender, Owner may change this basis during the Term by providing written notice thereof to Manager. The Operating Budget shall include Manager’s standard chart of accounts, a proposed leasing program (the “Leasing Guidelines”) and the following information with respect to the Project for each month during the period covered by the Operating Budget: (i) Manager’s projection of income based upon the Leasing Guidelines and, in reasonable detail, all miscellaneous income items; (ii) Manager’s projection of the on-site personnel cost, including a listing of employees, salaries, FICA taxes, unemployment taxes, bonuses, fringe and other benefits to be paid with respect to such personnel; (iii) Manager’s projection of repairs, maintenance, unit turnover costs and contract services, including a projection of the number of monthly units being vacated and a listing of vendors providing any third-party contract services; (iv) Manager’s projection of the utility costs, including water, sewer, gas, electric and trash pickup; (v) Manager’s projection of the on-site administrative costs, advertising and other promotional costs, and third-party professional services; (vi) such other matters as Manager or Owner reasonably determines are appropriate to allow Owner to accurately review the current or anticipated operations of the Project for such period and to allow Manager to properly perform its duties under this Agreement; (vii) commencing with the second full year of the Term hereof, a schedule that compares the previous year’s actual operating results to the original budgeted amounts for that year and the projected year’s budgeted amounts to the previous year’s actual operating results; and (viii) the amount and nature of interior and exterior capital improvements, unit replacements or other extraordinary expenditures which Manager or Owner reasonably anticipates will be required during such period and the anticipated date of such expenditures.

(c) Elements of Marketing Plan. The Marketing Plan shall include (i) a marketing analysis covering the metropolitan statistical area and sub-market of the Project, including apartment supply and rental demand factors, comparable apartment communities along with their rental rates and terms, and population and income demographics within the sub-market in which the Project is located, and (ii) a marketing plan setting forth in narrative the plans for marketing the Project and the projected costs thereof.

Section 3.2 Acceptance or Rejection by Owner of Operating Budget and Marketing Plan.

Owner will either accept or reject the implementation of the Operating Budget and Marketing Plan or any proposed modifications thereto by notifying Manager in writing of such acceptance or rejection within twenty-one (21) days following receipt thereof. If Owner fails in writing to affirmatively accept or reject the proposed Operating Budget or Marketing Plan or modification thereto within such time period, the Operating Budget or Marketing Plan shall be deemed accepted by Owner. If Owner timely rejects the proposed Operating Budget or Marketing Plan, Manager shall (a) continue to manage the Project in accordance with the Operating Budget or Marketing Plan, as applicable, in effect for the immediately preceding period subject to increases in uncontrollable expenses such as real estate taxes, utilities and insurance or, in the event of the rejection of any proposed modifications, in accordance with the current Operating Budget or Marketing Plan, as applicable, and (b) endeavor to promptly formulate an Operating Budget or Marketing Plan, as applicable, reasonably acceptable to the Owner.

Section 3.3 Modification of Operating Budget and Marketing Plan.

Owner shall have the right to modify the Operating Budget or Marketing Plan by written notice to Manager, and Manager shall thereafter perform its obligations hereunder in accordance with the modified Operating Budget or Marketing Plan. Owner also reserves the right to modify the format and the information contained in the Operating Budget and monthly reports as necessary to satisfy the reasonable requirements of Owner or any Lender.

Section 3.4 Monthly Operating Budget Updates and Monthly Reports.

By the fifteenth (15th) day of each calendar month during the Term, Manager shall submit to Owner with respect to the Project: (i) a statement of actual receipts and expenses (e.g., profit and loss statement) for the preceding calendar month and for the current year to date, comparing each item contained in such statement with the Operating Budget; (ii) a rent roll; (iii) a copy of the reconciled bank statements for all accounts maintained by Manager hereunder for the immediately preceding calendar month; (iv) a statement of cash flow for the preceding calendar month; (v) a market comparable survey contrasting the Project’s rental rates, terms, and amenities with its most comparable competition; (vi) a balance sheet; (vii) a monthly and year-to-date status report detailing the rental and leasing traffic activity; (viii) a unit status report detailing all unit types, the unit type square footage, the unit type rental rates and the status of each unit type; (ix) a general ledger for the preceding calendar month; (x) a lease expiration summary report by month; (xi) a check register for the preceding calendar month; and (xii) an aged delinquency report and accounts payable.

ARTICLE FOUR

SCOPE OF SERVICE

Section 4.1 Scope and Provision of Services.

Subject to the terms of this Agreement and to sufficient funds being available in the Operating Account or otherwise made available by Owner, Manager shall perform the following services in accordance with the Operating Budget, where applicable:

(a) Standard of Care; Maintenance. Subject to the terms of this Agreement and to sufficient funds being available in the Operating Account, Manager shall use its professional skill and attention to manage, operate and maintain the Project in good faith and with diligence in accordance with sound, reasonable property management practices equal to the standard of care provided by management companies for other similar projects of similar quality in the market area in which the Project is located. Manager shall deal at arm’s length with all third parties. Subject to the provisions of the Operating Budget and sufficient funds being available in the Operating Account or otherwise provided by Owner, Manager shall maintain the Project, appurtenances and grounds in good operating condition, and perform or cause to be performed such normal and routine maintenance and repair work as may be necessary for the Project.

(b) Tenant Service Requests. Manager shall maintain businesslike relations with the tenants of the Project, whose service requests shall be received, considered and recorded promptly and in a systematic fashion to show the action taken with respect to each. Complaints of a serious nature shall, after reasonable investigation, be reported to Owner with appropriate recommendations.

(c) Collections, Legal Proceedings and Cooperation. Manager shall collect and receive for and on behalf of Owner all monthly rental and other charges, payments, deposits and amounts due Owner in connection with the Project. All amounts collected shall be deposited and disbursed by Manager in accordance with Article Six of this Agreement.

(d) Legal Proceedings. Manager shall also institute legal proceedings, in the name of Owner, to collect rent or other income from the Project, to dispossess tenants or other persons from the Project, and to enforce the rules and regulations of the Project. In connection with such legal action, the Manager may engage legal counsel approved in writing in advance by Owner. All legal proceedings shall be brought in the name of Owner and shall be handled as Owner directs. All legal expenses incurred in bringing legal proceedings shall be paid (i) from the Operating Account, to the extent provided in the Operating Budget, (ii) as may otherwise be approved by Owner in writing or (iii) by Owner, and Manager shall not be responsible for such costs.

(e) Assistance in Defending Lawsuit. If any claim, demand, suit or other legal proceeding is instituted against the Owner in connection with and during the term of this Agreement (other than a suit by Manager against Owner), Manager shall give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof.

(f) Maintaining Operating Expenses. Manager shall use reasonable diligence to ensure that (i) the costs of maintaining and operating the Project shall not exceed the approved Operating Budget either in total or in any one accounting category and (ii) the Project obtains services, supplies and purchases at market prices. All expenses shall be charged to the proper account as specified in the Operating Budget and no expense shall be classified, reclassified or transferred to another line item for the purpose of avoiding an excess in the monthly or annual budgeted amount of an accounting category. Manager shall secure Owner’s prior written approval for any expenditure (except for utilities charges) that will result in an excess of five percent (5%) or more in any one accounting category of the approved Operating Budget, subject to Section 4.1(g).

(g) Owner Approval for Excess Expenditures. Manager shall obtain Owner’s prior written consent for any single expenditure not included in the approved Operating Budget that exceeds Five Thousand and 00/100 Dollars ($5,000.00). Manager may make expenditures which exceed the aforementioned amount without Owner’s prior written approval if Manager deems such expenditure to be necessary to prevent imminent damage to property or injury to persons or to avoid the suspension of any necessary service to the Project. Manager will inform Owner of any such emergency expenditures before the end of the next business day.

(h) Compliance with Government Regulations. Manager shall comply with all federal, state, county or municipal laws, orders, rules, regulations or requirements affecting or applicable to the Project (collectively “Government Regulations”). Manager shall promptly notify Owner of any violation of which it has knowledge and shall remedy the violation or cause the violation to be remedied in a manner approved by Owner (subject, however, to Section 4.1(g) above). Notwithstanding anything to the contrary contained herein, Owner shall be responsible for the cost of complying with all Government Regulations and nothing herein contained shall impose upon Manager, or its employees, any liability for the failure of Manager or the Project to comply with any Government Regulations, unless such failure is caused by the willful misconduct or gross negligence of Manager or its employees. Neither Manager nor any managerial personnel shall take any action under this Section so long as Owner is contesting or has affirmed its intention to contest any such Government Regulations. Manager or its employees shall promptly, but in no event later than seventy-two (72) hours from the time of its receipt, notify Owner in writing of all such orders and notices or requirements received by Manager. Furthermore, Manager shall not knowingly commit any act of default under the terms and conditions contained in any lease, mortgage or other security instrument, restrictions or covenants affecting the Project as long as Owner has previously provided Manager an accurate copy or an abstract thereof. Manager shall promptly notify Owner of any such default of which Manager has knowledge, but Manager shall not be required to incur any liability on account thereof unless due to Manager’s willful misconduct or gross negligence.

(i) Leasing Guidelines and Marketing Plan. In accordance with the Leasing Guidelines and the Marketing Plan, Manager shall use reasonable diligence to lease all of the vacant, leasable apartment units or other space within the Project to qualified tenants and to renew all lease agreements in effect as of the Effective Date. All applications for the rental of apartment units or other space at the Project are to be referred to Manager. Manager shall negotiate, prepare, approve, execute and act in accordance with all leases and rental agreements for the Project as well as all renewals or extensions thereof, and all such leases executed by Manager shall be binding on the Owner; provided, however, Manager will use only the form of lease approved by Owner and, if applicable, Lender. Manager must obtain the prior written approval of Owner to execute any lease or rental agreement (i) providing for a term in excess of thirteen (13) months or less than three (3) months, or having renewal options exceeding one (1) year, (ii) covering space to be occupied by a tenant or group of tenants in excess of fifteen (15) apartment units at the Project, or (iii) providing for a rental rate which (taking into account any rent concessions) is less than 90% of the rental rate for the lease as set forth in the rental schedule approved by Owner as part of the Operating Budget. Owner acknowledges and agrees that Manager: (i) is authorized to pay commissions to its leasing staff and leasing bonuses to its management staff with respect to leases executed during the term of this Agreement, and such payments shall be operating expenses payable by Manager from the Operating Account; and (ii) is authorized to lease up to five (5) apartment units in the Project to Manager’s employees at a rental rate no less than 80% of the rental rate for the lease as set forth in the rental schedule approved by Owner as part of the Operating Budget, and that such rental rate paid by such employees shall be included in Gross Revenues for purposes of this Agreement. Owner and Manager hereby acknowledge and agree that it is illegal for either Owner or Manager to refuse to display, sell or lease to any person because of one’s membership in a protected class, e.g., race, color, religion, national origin, sex, ancestry, age, marital status, physical or mental handicap, familiar status, or any other class protected by any law, rule or regulation promulgated by any applicable federal, state, county or local governmental body, and Owner and Manager hereby covenant and agree to act at all times in accordance with such laws, rules and regulations.

(j) Employees of Manager. Manager shall employ, discharge and supervise all employees necessary, in Manager’s reasonable discretion, for the performance of Manager’s duties hereunder. Within the guidelines established in the Operating Budget, Manager shall determine the compensation and fringe and other benefits to be provided each employee. All personnel hired by Manager shall be employees of Manager and all compensation and other employment expenses related thereto shall be paid from the Operating Account or otherwise at the expense of Owner. Manager shall be responsible to Owner for the conduct of such employees, so long as such employees are acting within the scope of their employment. Manager shall fully comply with and shall have sole responsibility for (subject to the right of Manager to use funds from the Operating Account to the extent provided in the approved Operating Budget) all Governmental Regulations having to do with workmen’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions, the hiring and termination of employees and other related matters. Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee. Manager represents that it is and will continue to be an equal opportunity employer and will advertise (to the extent Manager elects to advertise) as such. To the extent not already included in the Operating Budget, Manager shall provide to Owner a schedule of employees to be employed “on-site” in the direct management of the Project. This schedule shall list the number of employees, their title and salary, the employees who are bonded or covered under Manager’s fidelity and fraud bond, and any additional employees whose salaries may from time to time be charged pro rata to the Project for direct services rendered to the Project, such additional employees being subject to the approval of Owner, which approval shall not be unreasonably withheld. Manager shall cause all personnel who handle or are responsible for the safekeeping of monies of Owner to be covered by a fidelity bond in an amount equal to but not less than two (2) months’ gross potential income from the Project with a company approved by Owner, in its reasonable discretion.

(k) Capital Expenditure Programs. If Owner adopts a capital expenditure program, Owner and Manager shall enter into a supplemental agreement reasonably acceptable to Manager and Owner specifically delineating responsibilities and services to be performed by Manager and the supplemental fees payable to Manager in respect of such work as more fully provided in Section 5.3 below. Manager shall administer and implement the capital expenditure program pursuant to such supplemental agreement. Such administration shall include soliciting bids, contracting for services, overseeing the work and making payments. If Owner directly contracts any such capital programs with a third-party vendor, Manager shall cooperate fully with the vendor and shall administer such services as if the vendor had been contracted by Manager.

(l) Payment of Debt Service and Escrows. Manager shall pay, on or before the due date thereof, all debt service payments owed to Lender, including any tax, insurance and other reserves. If sufficient funds are not available to make such payments, together with all operating expenses then due (including the Management Fee), Manager shall notify Owner, who will instruct Manager as to the payments and amounts to be made, and Owner shall be solely responsible for any deficiencies.

(m) Service Contracts. Any service or supply contract (“Service Contracts”) for the Project that exceeds Five Thousand Dollars ($5,000.00) shall be awarded by competitive bidding with at least three (3) written bids. If requested by Owner, Manager shall submit all bids to Owner for approval with Manager’s recommendation. Manager may, without the prior written consent of Owner, execute any Service Contracts that are, as applicable, in compliance with the competitive bidding procedures set forth in this Section or otherwise within the guidelines set forth in the current Operating Budget; provided, however, Manager shall not, without the prior written consent of Owner, execute any Service Contract for all or any portion of the Project which (1) does not permit Owner, without cause and without payment of any penalty or premium, to terminate same (a) upon no more than thirty (30) days prior written notice, or (b) upon the sale of all or any portion of the Project; and/or (2) requires the payment or expenditure of any amount in excess of the respective amount set forth in the Operating Budget. Manager shall not enter into any contract with a related party for cleaning, maintaining, repairing or servicing the Project or any of the constituent parts of the Project without the prior written consent of Owner, which consent shall not be unreasonably withheld if the terms of such contract are market. As a condition to obtaining such consent, Manager shall supply Owner with a copy of the proposed contract that states the relationship, if any, between Manager (or the person or persons in control of Manager) and the party proposed to supply such goods or services, or both. If approved by Owner, the following clause must appear in any such related party contract: “upon request of Owner and its lenders, [name of contractor or supplier] will make available to Owner and its lenders, at a reasonable time and place, the records which relate to goods or services provided by [name of contractor or supplier] to the Project.”

(n) Contract Administration. All Service Contracts shall: (1) be in the name of Owner, (2) identify the Project to which they relate and be assignable by Owner, (3) include a provision for cancellation by Owner or Manager effective upon 30 days’ written notice, except if waived by Owner, (4) require that all contractors provide evidence of sufficient insurance, (5) be executed by Manager on behalf of Owner if the term of the contract is one (1) year or less (and Owner hereby authorizes Manager to so execute those Service Contracts on its behalf) or by Owner if the term of the contract is greater than one (1) year. If this Agreement is terminated pursuant to any provision hereof, Manager shall, at Owner’s option, assign to Owner or Owner’s designee all contracts pertaining to the Project in Manager’s name and Owner or Owner’s nominee shall assume (on behalf of Owner) all Manager’s obligations thereunder. Notwithstanding any contrary provision hereof, under no circumstances shall Manager be liable for any contractual liability to third parties for expending or failing to expend any of its own monies in the performance of its services hereunder.

(o) Maintaining Licenses and Permits. Manager shall, at Owner’s expense, apply for, obtain and maintain, in the name of Owner, all licenses and permits required by any federal, state, county or municipal governmental authority in connection with the management or operation of the Project. Owner shall cooperate with Manager in obtaining such licenses and permits.

(p) Lien Waivers. When disbursing any funds to any contractor or vendor who is entitled under the laws of any State to file a lien against the Project in the event of nonpayment, Manager shall obtain an appropriate lien waiver or other document to ensure the lien-free status of the Project.

(q) Sale or Refinance of Project. When requested by Owner in connection with a contemplated sale or refinancing of the Project, Manager shall provide Owner with a rent roll for the Project certified to Owner, to the best knowledge of Manager, with the following information: a current and complete list of all apartment units, including the names of all tenant and the monthly rental, any concessions, any delinquencies, and the term and expiration date of all leases. In addition, upon request by Owner in connection with a contemplated sale or refinancing of the Project, Manager shall provide Owner with copies of all existing leases for the Project, a list of defaults known to Manager on the part of landlord or any tenant thereunder, the amounts of each tenant’s damage, escrow, pet and security deposits, a list of all vacancies, and a list of all written modifications, alterations or amendments of or to said leases. If Owner executes a listing agreement with a broker to sell the Project, the Manager shall cooperate in all reasonable respects with such broker and will permit the broker to exhibit the Project during reasonable business hours if the broker has secured the Manager’s permission in advance.

(r) Hazardous Materials; Toxic Wastes and Asbestos. If, during the Term, Manager becomes aware of the existence of hazardous materials or wastes, toxic substances or wastes, asbestos or asbestos-bearing materials or the like at, in, on or under the Project, Manager shall immediately notify Owner of the condition. Owner shall exclusively determine any further course of action with respect to such hazardous condition, but in any event Owner shall comply with all applicable environmental laws with respect to such hazardous condition. Manager shall not supervise or oversee any work involving remediation of any hazardous or potentially hazardous wastes or conditions unless specifically hired by Owner to do so pursuant to a separate agreement between Owner and Manager.

(s) Compliance With Restrictions. If applicable, Manager shall comply with all land use restriction agreements, regulatory agreements or other similar agreements (collectively, the “Restrictions”) affecting the portions of the Project encumbered by mortgages securing low income housing bonds, provided that Owner has given a copy of such Restrictions to Manager, and shall use reasonable diligence to obtain the required tenant certifications and/or verifications to maintain the tax-exempt status of the bonds issued in respect of the Project. If applicable and upon the request of Owner, Manager shall also deliver a certificate to Owner stating, to the extent true, that, to its actual knowledge, the Project is in compliance with the Restrictions.

(t) Damage Claims. Manager shall promptly investigate and make a full report as to all claims for accidents, or claims for damage or casualty relating to the ownership, management, operation and maintenance of the Project, shall estimate the cost of repairs, and shall cooperate and make any and all reports required by the insurance company in connection therewith.

(u) Signs. The Manager shall place and remove, or cause to be placed and removed, such signs upon the Project as the Manager deems appropriate, subject, however, to the terms and conditions of the leases and to any applicable ordinances and regulations.

ARTICLE FIVE

COMPENSATION OF MANAGER

Section 5.1 Fees Payable to Manager.

(a) Management Fee. As compensation for the services performed hereunder, Manager shall be paid, in the manner provided below, a fee per month in an amount equal to four percent (4.0%) of the Gross Revenues of the Project (the “Management Fee”). Notwithstanding the foregoing, the Manager may be entitled to receive a higher Management Fee in the event the Manager can demonstrate to the satisfaction of Owner through empirical data that a higher fee is justified for the services rendered and the types of property managed.

(b) Leasing-Up Fee. The Manager may charge a separate fee for the one-time initial rent-up or leasing-up of the Project in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties.

(c) Additional Fees. If the Manager provides services other than those specified herein, the Owner shall pay to the Manager a monthly fee equal to no more than that which the Owner would pay to a third party that is not an Affiliate of the Owner or the Manager to provide such services. Unless otherwise agreed by the Owner and Manager in writing, Manager is hereby authorized to make payment of such additional fees from the Operating Account.

(d) Audit Adjustment. If any audit of the records, books or accounts relating to the Project discloses an overpayment or underpayment of the Management Fee or any other fee payable to Manager pursuant to this Agreement, the Owner or the Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment by more than five percent (5%) of the correct Management Fee or any other fee payable to Manager pursuant to this Agreement for any fiscal year, the Manager shall bear the cost of such audit.

Section 5.2 Payment of Management Fee. The Management Fee shall be paid in arrears on the last day of each and every month during the Term and shall be computed on the estimated Gross Revenues of the Project for that month. Manager is hereby authorized to make payment of the Management Fee from the Operating Account. If this Agreement is terminated and the effective date of such termination is a day other than the first day of any month, the Management Fee earned by Manager with respect to such partial month shall be prorated and adjusted based on the number of days in such month which elapsed prior to such termination, subject to the terms of Section 7.2. In the event the Operating Account does not contain sufficient funds to pay the Management Fee, the Owner shall fund all sums necessary to pay the Management Fee.

Section 5.3 Construction/Renovation Supervision Fee. The obligations of Manager hereunder do not include any obligations related to the supervision, coordination or management of construction and/or renovation. However, if requested to do so by Owner, Owner and Manager shall enter into a supplemental agreement pursuant to which Manager shall (i) act as Owner’s representative and supervise and otherwise coordinate construction and renovation work hereafter performed on all or any portion of the Project, (ii) make, on behalf of Owner from Owner’s funds, all disbursements required to be made to the contractors therefor, (iii) act as liaison between the contractor and Owner, (iv) perform such other services with respect to such construction or renovations as Owner may from time to time reasonably request, and (v) supervise and coordinate any capital improvements made to the Project. As compensation for such services, Manager shall receive a fee approved by Owner.

ARTICLE SIX

DEPOSIT AND DISTRIBUTION OF COLLECTIONS

Section 6.1 Operating Account.

All monies collected by Manager from the operation of the Project shall be deposited in a special account or accounts (“Operating Account”) in the name of Owner (or, if required by law, in the name of Manager as trustee for Owner) with a financial institution approved by Owner. Owner may direct Manager to change the depository bank or to make reasonable changes to the depository arrangements at any time. All funds in the Operating Account shall at all times be and remain the property of Owner and shall be indicated as such on the records of such financial institution. Owner’s name shall appear on the signature cards and Manager shall inform the financial institution that the funds are being held in trust for Owner. Manager shall not commingle the funds in the Operating Account with Manager’s own funds. On the last business day of each calendar month during the Term, Manager shall have the right to withdraw (and Owner hereby authorizes and directs Manager to withdraw) the Management Fee from the Operating Account. Manager shall advise Owner of all withdrawals and disbursements made from the Operating Account in the next monthly report made in accordance with Section 3.4. If required by a Lender, Manager shall deposit all rent or other receipts from the Project in a lockbox account pursuant to the Lender’s written instructions, which shall be reasonably acceptable to Manager.

Section 6.2 Disbursements.

Owner hereby authorizes and directs Manager to disburse from the Operating Account all reasonable costs, fees and expenses incurred by, or owed to, Manager in accordance with the approved Operating Budget or this Agreement or as otherwise approved in writing by Owner prior to any such expenditure (including, without limitation, reasonable travel and hotel costs). Except as specifically approved in the Operating Budget or expressly set forth in this Agreement, Manager shall not pay from the Operating Account or be entitled to any reimbursement from Owner for any expenses related to Manager’s general overhead and administrative expenses (other than those which are sufficiently discrete so as to enable Manager to determine the specific amount which is directly related to the Project, such as postage and long distance telephone charges to the extent they are included in the Operating Budget), personnel expenses of employees located at Manager’s home office and costs attributable to losses arising from criminal acts, gross negligence, willful misconduct or fraud by Manager’s employees. Notwithstanding anything to the contrary contained in this Agreement, (i) Owner hereby authorizes and directs Manager to, at any time and from time to time, disburse, setoff and deduct from the Operating Account any and all amounts due or owing to Manager (or any party claiming by or through Manager, including, without limitation, any of Manager’s employees, venders, representatives or contractees (on behalf of Owner)) under this Agreement or any other similar agreements by and between Manager, on the one hand, and Owner or any persons or entities affiliated with Owner, on the other hand; and (ii) Owner, on behalf of all entities affiliated with Owner (or any of Owner’s principals), hereby authorizes and directs Manager to, at any time and from time to time, disburse, setoff and deduct from any other operating accounts of said other entities affiliated with Owner (or any of Owner’s principals) any and all amounts due or owing to Manager (or any party claiming by or through Manager, including, without limitation, any of Manager’s employees, venders, representatives or contractees) under this Agreement or any similar agreements by and between Manager, on the one hand, and Owner or any persons or entities affiliated with Owner, on the other hand.

Section 6.3 Authorized Signatures.

Manager is hereby authorized to sign all checks and initiate wire transfers to payees not exceeding Fifty Thousand Dollars ($50,000) for payment for approved and authorized expenses. Any approved and authorized expenditure of more than Fifty Thousand Dollars ($50,000) will require the check signature or wire transfer approval of Owner or an agent of Owner. Additionally, Owner’s signature alone will always be sufficient regardless of the dollar amount.

Section 6.4 Security Deposits.

Manager shall maintain all security deposits it receives from tenants in accordance with applicable laws with a financial institution acceptable to Owner and, if applicable, Lender, and shall keep detailed records of such security deposits, which will be open for inspection by Owner and, if applicable, Lender. If required by law, the account shall be held in the name of Owner, separate from all other funds from the Project. Any interest earned on the security deposits must accrue to the benefit of Owner or, if required by law, to the applicable tenants.

Section 6.5 Access to Accounts.

Through the use of signature cards, authorized representatives of Owner shall be permitted access to any and all funds in the bank accounts described in this Article Six: provided, however, that Owner agrees not to withdraw any funds from the Operating Account that would result in such Operating Account at any time having a balance insufficient to cover Operating Expenses for the month in question. Manager’s authority to draw against such accounts may be terminated at any time by Owner upon notice to Manager and the depository bank. In the event of such a termination, Owner will assume full liability for, and shall hold harmless and indemnify Manager from, all existing financial obligations of the Project which were handled by Manager in accordance with this Agreement prior to such termination.

Section 6.6 Records Maintenance and Additional Reporting.

Manager shall maintain all original accounting records for the Project (including, but not limited to, all documents relating to the operations and performance of the Project, leases, rent rolls, vendor invoices, Service Contracts, accounts and any other books, records and reports maintained pursuant to this Agreement), all of which shall be deemed to be the property of Owner. Manager shall make such records available to Owner, Lender and their designated representatives at all reasonable times. In addition, Manager shall prepare and deliver to Owner (in addition to the requirements stipulated under Section 3.4) any reports relating to the operation of the Project reasonably requested by Lender, and such other financial reports that Owner or Lender may reasonably request. The services provided by Manager hereunder shall not include the preparation and/or filing of any tax returns required to be filed by Owner.

Section 6.7 Audits.

Owner and Lender, at their expense and upon reasonable advance notice, may examine or cause to be examined all the books and records (including computer records) maintained for Owner by Manager. Owner and Lender, at their expense, may perform any and all additional audit tests relating to Manager’s activities, either at the Project, or at any office of the Manager, provided such audit tests are related to those activities performed by Manager for Owner with respect to the Project.

ARTICLE SEVEN

TERM AND TERMINATION

Section 7.1 Initial Term.

Subject to the provisions of Section 7.2 hereof, the initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue for one (1) year (as the same may be extended, the “Term”). The Term shall be automatically renewed for successive one (1) year periods thereafter unless either party delivers written notice of termination to the other at least thirty (30) days prior to the commencement of the next succeeding renewal period.

Section 7.2 Termination by Owner.

Owner may terminate this Agreement (i) at any time upon delivery of written notice to Manager not less than thirty (30) days prior to the effective date of termination, in the event of a breach by Manager of its duties under this Agreement unless such breach is cured within said thirty (30) day period (in which event such termination notice shall be void), and (ii) immediately upon the occurrence of any of the following:

(a) A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidating of its affairs; or

(b) Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (iv) takes corporate or other action in furtherance of any of the aforesaid purposes.

Section 7.3 Termination by Manager.

In the event that (i) Owner fails to make any payment when due under this Agreement and such default is not cured within five (5) days after notice thereof or (ii) Owner otherwise fails to observe any other term, covenant or condition set forth in this Agreement and such failure continues for a period of fifteen (15) days after written notice thereof, then (in either such case) Manager may immediately terminate this Agreement upon written notice thereof to Owner.

Section 7.4 Effect of Termination.

(a) In the event of any early termination of this Agreement as set forth in this Article Seven, Manager shall be entitled to the payment of its reimbursable expenses (including all accrued and other employment expenses) and accrued but unpaid Management Fees and other compensation and reimbursement to which Manager is entitled under this Agreement through the effective date of any such termination, but not otherwise; and all such amounts shall be due and payable upon the effective date of termination and which, in the case of the sale of the Project or the ownership interests in Owner, shall be paid by Owner at the closing of such transaction from the proceeds thereof or from other funds of Owner.

(b) In addition to the foregoing, in the event that Owner terminates this Agreement for any reason within 180 days following the Effective Date, Owner shall pay to Manager, on the effective date of such early termination and in addition to the compensation and other amounts described above, a cancellation fee equal the largest (in dollar value) Management Fee payable to Manager under this Agreement for any month during the previous six (6) month period (or such shorter period as the Management Agreement was in effect).

(c) Upon the expiration or earlier termination of this Agreement, (i) Owner shall assume and Manager shall assign all future obligations under contracts entered into by Manager on behalf of Owner pursuant to this Agreement, (ii) Owner shall pay for the costs of all services, materials and/or supplies, if any, which have been ordered by Manager as a result of its obligations hereunder, (iii) Manager shall relinquish control and assign to Owner all of its rights in and to the Operating Account and any other bank accounts established, held or maintained by Manager in the name of or for the benefit of Owner, (iv) Manager shall cooperate with the Owner, at Owner’s expense, to provide an orderly transition of the Manager’s duties hereunder and (v) except as otherwise expressly set forth in this Agreement and subject to Owner’s timely payment to Manager of all earned but unpaid portions of the Management Fee and other compensation and reimbursement to which Manager is entitled under this Agreement, all of the obligations and responsibilities of each of the parties hereto shall thereupon cease and terminate (except for any obligations and responsibilities that expressly survive the termination of this Agreement). Provided Owner has made timely payment to Manager of all earned but unpaid portions of the Management Fee and other compensation and reimbursement to which Manager is entitled under this Agreement, Manager shall deliver to Owner the following:

(1) within five (5) business days following the termination date, all books and records pertaining to the Project, all monies of Owner on hand or in any bank account under the control of Manager, together with all keys, supplies, documents, accounts, papers, records, reports, leases, contracts, tenant lease applications, tenant certifications, and other documents, items and matters relating to the management and operation of the Project; and

(2) within thirty (30) days following the termination date, an up-to-date accounting reflecting the balance sheet and the gross revenues and expenses, conforming to the requirements of Section 3.4, as of the date of the termination.

ARTICLE EIGHT

ASSIGNMENTS

Section 8.1 Assignment.

Except as provided in Section 8.2, Manager may not assign this Agreement or any rights hereunder without the prior written consent of the Owner. Any assignment not permitted by this Section shall be of no force or effect.

Section 8.2 Subcontract Right.

Notwithstanding the provisions of Section 8.1 above, Manager shall have the right, subject to the prior written approval of Owner, which approval shall not be unreasonably withheld, to subcontract to a third-party property manager, some or all of the management responsibilities of Manager hereunder for a fee that may be less than the Management Fee paid hereunder. No such subcontract shall relieve Manager of any of its obligations hereunder. Manager acknowledges that the right to subcontract may be conditioned upon the receipt of approval from Lender (if applicable), which approval Owner shall use commercially reasonable efforts to obtain, upon Manager’s request. In the event that the Manager does so subcontract any of its duties hereunder to a third party property manager, any fees payable to such third party property manager may, at the instruction of the Manager, be deducted from the Management Fee and paid directly by the Owner to such third party, or paid directly by the Manager to such third party, in the Manager’s discretion.

ARTICLE NINE

INSURANCE AND INDEMNIFICATION

Section 9.1 Insurance Coverage to be Maintained by Owner.

Owner shall procure and maintain policies of insurance at all times during the Term, at its own cost and expense, insuring:

(a) The improvements at any time situated upon or constituting the Project against loss or damage by fire, lightning, wind storm, hail storm, aircraft, vehicles, smoke, explosion, riot or civil commotion as provided by the Standard Fire and Extended Coverage Policy and all other risks of direct physical loss as insured against under Special Perils Form (“all risk” coverage). The insurance coverage shall be for not less than 90% of the full replacement cost of such improvements with agreed amount endorsement. Manager shall be named as an additional insured but all proceeds of insurance shall be payable to Owner (or its mortgagee).

(b) Owner, Lender, if any, and Manager from all claims, demands or actions made by or on behalf of any person or persons, firm or corporation and arising from, related to or connected with the Project, for bodily injury to or personal injury to or death of any person, or more than one (1) person, or for damage to property in an amount of not less than the amount set forth on Exhibit A hereto for Commercial General Liability. Said Commercial General Liability insurance to be maintained by Owner shall be written on an “occurrence” basis and not on a “claims made” basis, shall name Manager as an additional insured, and the coverage afforded thereunder shall be primary to any like coverages maintained by Manager. Owner shall cause its liability insurance to include contractual liability coverage fully covering the indemnities made by Owner as set forth herein. Owner shall supply Manager with copies of endorsements confirming additional insured status and a certificate of insurance evidencing the coverages required hereunder upon execution of this Agreement and updated certificates evidencing renewed coverage not later than ten (10) days prior to the expiration date of any policies.

(c) All contents and trade fixtures, machinery, equipment, furniture and furnishings owned or leased by Owner at the Project to the extent of at least ninety percent (90%) of their replacement cost under Standard Fire and Extended Coverage Policy and all other risks of direct physical loss as insured against under Special Form (“all risk” coverage).

(d) Owner and Manager against breakage of all plate glass utilized in the improvements on the Project.

Section 9.2 Insurance Coverage to be Maintained by Manager.

Manager shall procure and maintain policies of insurance, at Owner’s expense, which expense shall be a part of the Operating Budget, at all times during the Term, insuring:

(a) Manager from worker’s compensation and employer’s liability claims.

(b) Manager, Owner and Lender, if any, for bodily injury to or personal injury to or death of any person, or more than one (1) person, or for damage to property arising from a hired or owned automobile in an amount of not less than the amount set forth on Exhibit A hereto for Hired Autos and Non Owned Autos. Said insurance shall be written on an “occurrence” basis and not on a “claims made” basis.

(c) Manager and Owner (and Lender, if any) from excess (umbrella) liability in amounts not less than the amount set forth on Exhibit A hereto for Excess (umbrella) Liability.

(d) Fidelity of all employees of Manager.

Section 9.3 Form of Insurance.

All of the aforesaid insurance shall be purchased from responsible and financially sound companies. As to Manager’s insurance, the insurer and the form, substance and amount (where not stated above) shall be reasonably satisfactory to Owner and Lender, if applicable, and shall provide that the insurer shall endeavor to provide at least thirty (30) days prior written notice to Owner and Lender prior to the cancellation or non-renewal of the policy. Certificates of Manager’s insurance policy and evidence of payment of the premiums, each reasonably satisfactory to Owner, shall be deposited with Owner at the commencement of the Term and within ten (10) business days after renewal thereof or payment therefore during the Term.

Section 9.4 Mutual Waiver of Subrogation Rights.

Whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by any of the parties to this Agreement, or anyone claiming by, through, or under it in connection with the Project, and (b) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense or is required under this Agreement to be so insured, then the party so insured (or so required) hereby releases the other party from any liability for such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance (or which costs would have been recovered had such insurance been carried as so required) and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof. The insurance which each party is required under this Agreement to maintain shall contain an endorsement waiving the insurer’s right of subrogation against the other party, and each party represents and warrants to the other party as of the date hereof that the insurance each party is required to maintain under this Agreement presently contains an endorsement whereby the insurer waives subrogation rights.

Section 9.5 Indemnity by Owner.

The Owner agrees to indemnify, defend and hold Manager and its officers, employees, agents and representatives harmless from and against any and all claims, losses, damages, costs and expenses, including reasonable attorneys’ fees through all appeals, (i) arising from or related to the Manager’s entering into and/or performing its duties under this Agreement, including, without limitation, any claims, liabilities, costs and/or expenses incurred by Manager as a result of, related to or arising out of (a) the form of lease agreement used to lease units or other available space at the Project or (b) any claim, incident, injury, loss or damage at, on or related to the Project (whether or not covered by insurance); provided, that such claims, losses, damages, costs or expenses are not directly attributable to the gross negligence, the willful or wanton misconduct or bad faith of Manager; and/or (ii) arising from or related to any action or inaction on the part of the Owner or its employees, agents, or representatives either prior to or after the date of this Agreement.

Section 9.6 Indemnity by Manager.

Manager agrees to indemnify, defend and hold Owner and its Affiliates and their respective officers, employees, agents and representatives harmless from and against any and all claims, losses, damages, costs and expenses, including reasonable attorneys’ fees through all appeals, arising from or attributable to the gross negligence or the willful or wanton misconduct or bad faith of Manager or its employees, agents, or representatives. Furthermore, Manager shall not pay out of the Operating Account or be entitled to be reimbursed for, and shall indemnify Owner against, all expenses incurred by Owner, including, but not limited to, reasonable attorneys’ fees, and any liability, fines, penalties or the like, in connection with any claim, proceeding or suit involving a violation by Manager, its agents or employees, of any law pertaining to fair employment, fair credit reporting, rent control, payment of employment or other taxes which are the responsibility of Manager, or fair housing, including, but not limited, any law prohibiting or making illegal discrimination on the basis of race, age, sex, creed, family status, color, religion, national origin or mental or physical handicap, provided, however, Manager shall be required to pay such expenses if, and only if, Manager is finally adjudged to have personally and not in a representative capacity violated any such law.

Section 9.7 Survival.

The indemnities contained in this Article Nine shall survive the termination of this Agreement for a period commensurate with the applicable statute of limitations with respect to breaches of written contracts calculated from the date of termination.

ARTICLE TEN

NOTICES

Section 10.1 Notices.

All notices necessary or desired to be given by one party to the other shall be in writing and shall be personally delivered, delivered by certified mail return receipt requested, delivered by a nationally-recognized overnight courier service, or by facsimile transmission, addressed to the respective party at its address or facsimile number specified below, or at such other address or facsimile number as either party may subsequently specify by giving written notice of such change to the other party hereto as hereinbefore provided. Notices sent by certified mail shall be deemed received on the third business day following deposit in the United States mail postage prepaid; notices sent by courier service or by facsimile shall be deemed received upon actual receipt by the recipient, provided that any facsimile received either after 5:00 p.m. local recipient time on a business day or anytime on a non-business day, shall be deemed to have been received on the next following business day. Notices shall be addressed:

If to Owner:	[ ] c/o Independence Realty Trust, Inc.
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
Attention: President
Facsimile:

with a copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000
Attention: Jason W. Goode
Facsimile: (404) 253-8393

If to Manager:	Jupiter Communities, LLC
401 North Michigan Avenue
Suite 1300
Chicago, Illinois 60611
Attention: Kellie DeVilbiss
Facsimile: (312) 924-1602

with a copy to:	RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attention: Jamie Reyle, Esq., Corporate Counsel
Facsimile: (215) 243-9039

Section 10.2 Estoppel Letters.

Upon request of the other party from time to time by notice, each party shall furnish to the other party a written statement of the status of any matter pertaining to the Agreement to the best knowledge and belief of the party making such statement, including, without limitation, whether default exists under this Agreement. The written statement shall be sent by notice within ten (10) days after the notice requesting it.

ARTICLE ELEVEN

MISCELLANEOUS

Section 11.1 Integration Clause.

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters herein contained, and all prior discussions and agreements with respect thereto, except to the extent set forth herein, shall be of no further force and effect.

Section 11.2 Amendments in Writing.

This Agreement may be modified or amended only by written agreement signed by the party against whom the amendment is asserted.

Section 11.3 Successors Bound.

Subject to the terms and conditions of this Agreement, including the restrictions on assignment, the same shall be binding upon and inure to the benefit of the respective representatives, successors and permitted assigns of the parties hereto.

Section 11.4 Governing Law.

The construction, interpretation and performance of this Agreement shall be governed by the internal laws of the State of [                    ].

Section 11.5 Captions.

The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

Section 11.6 Limited Liability of Manager and Owner.

Each of Manager and Owner acknowledges that it shall have no recourse to any Person that owns an interest in or controls the other party or any assets of such Person. Manager shall not be liable hereunder or in connection herewith for any indirect, consequential, special or punitive damages. Notwithstanding anything to the contrary contained herein, Manager’s liability for any and all matters arising under or in connection with this Agreement and/or the Project (in the aggregate) shall not exceed an amount equal to: (i) the average monthly Management Fee payable under this Agreement, multiplied by (ii) twenty-four (24); provided, that this limitation of liability shall not apply to Manager’s willful misconduct or fraud.

Section 11.7 No Third Party Beneficiary.

The parties hereto agree that there are no intended third party beneficiaries of this Agreement.

Section 11.8 Counterparts.

This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same agreement.

Section 11.9 No Waiver.

The failure of either party to insist upon the strict performance of any covenant, agreement, provision or section of this Agreement shall not constitute a waiver thereof.

Section 11.10 Severability.

If any provision of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby.

Section 11.11 Time of the Essence.

Time is of the essence of this Agreement.

Section 11.12 Prevailing Party.

In the event of litigation between the parties in connection with this Agreement, the reasonable attorneys’ fees and court cost incurred by the party prevailing in such litigation shall be borne by the non-prevailing party.

Section 11.13 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

JUPITER COMMUNITIES, LLC, a Delaware limited liability company

By:
Name:
Its:

OWNER:

[ ]

By:	INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, its sole member

	By:	INDEPENDENCE REALTY TRUST, INC., its general partner

By:
Name:
Its:

EXHIBIT A

SCHEDULE OF INSURANCE REQUIREMENTS

Type of Coverage	Minimum Amount
Commercial General Liability	$2,000,000 aggregate $1,000,000 per occurrence
Hired Autos and Non-Owned Autos	$1,000,000 combined single limit
Excess (umbrella) Liability	$5,000,000
Worker’s Compensation and Employer’s Liability	$1,000,000
Fidelity	$500,000